Exhibit 5.1

June 8, 2007

The Directors

Reed Elsevier PLC

1-3 Strand

London WC2N 5JR

Dear Sirs/Madam:

RE: Registration Statement on Form S-8 (the “Registration Statement”)

1.            This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of 44,000,000 Ordinary Shares, nominal value 12.5 pence per share (“Ordinary Shares”), of Reed Elsevier PLC, an English public limited company (the “Company”), to be issued in connection with the Reed Elsevier Group PLC Share Option Scheme or the Reed Elsevier Group PLC Long Term Share Option Scheme (the “Plans”).

2.            This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3.            I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

4.            On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that (i) the Company has been duly organized and is an existing corporation in good standing under the laws of England and (ii) any Ordinary Shares to be issued by the Company pursuant to and in accordance with the Plans will be legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such Ordinary Shares.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

S J Cowden

General Counsel and Company Secretary

Reed Elsevier PLC	1-3 Strand London WC2N 5JR	Telephone +44 (0)20 7930 7077 Fax +44 (0)20 7166 5799 www.reedelsevier.com	Registered Office 1-3 Strand, London WC2N 5JR Registered in England number 77536